Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Tricia Drennan
Vice President, Corporate Communications & Investor Relations
(703) 873-2390 (phone)
(703) 873-2300 (fax)
tdrennan@lcc.com

LCC International Reports Fourth Quarter and Year End Results

MCLEAN, Virginia, February 10, 2003 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, today announced financial results for the fourth quarter and year ended December 31, 2002.

The Company reported $20.0 million in revenue in the quarter representing a 15 percent sequential increase in revenues over the third quarter. Non-US revenue drove much of the growth in the period and accounted for over 65% of the Company’s total reported revenue. Fourth quarter revenue was down 17 percent from the same period a year ago.

The Company reported a net loss for the fourth quarter of $(5.3) million, a 24 percent improvement compared to the net loss of $(7.0) million reported in the third quarter of 2002. For the three month period ended December 31, 2001 the Company reported net loss of $0.8 million.

Loss per share in the fourth quarter was $(0.26) per basic and fully diluted share on 20.9 million shares compared to basic and fully diluted loss per share of $(0.34) (on 20.9 million shares) for the third quarter and basic and fully diluted loss per share of $0.04 (on 20.6 million shares) for the fourth quarter of last year.

Included in the quarterly results is a $4.8 million charge comprising costs related to facility charges and tax adjustments. $3.5 million of the charge is made up of additional facility charges related to the continued deterioration in real estate markets. The remaining $1.3 million is an adjustment to the valuation allowance for deferred tax assets established in prior years. These charges were offset by an unusual gain totaling $1.1 million resulting from the closing of the Company’s operations in Egypt.

C. Thomas Faulders III, chairman and chief executive officer said, “As I look at the fourth quarter results, I see a number of positive trends. Our revenue continued to grow in the quarter and our margins overall showed improvement. The most notable progress was in the gross margin, which improved to 19% from 13% last quarter. Our cash from operations grew by $2 million. And our backlog, both firm

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and implied is growing nicely. While we did not post a profit for the quarter, I do see a clear path to profitability in the coming quarters.”

Revenues for the twelve months ended December 31, 2002 were $67.1 million, a decrease of $63.5 million from the $130.6 million posted for the same period in 2001.

Full year net loss was $(28.7) million compared to net income of $17.0 million for the same period in 2001. Loss per share for the twelve months ended December 31, 2002, was $(1.37) per basic and fully diluted share (on 20.9 million shares) compared to earnings of $0.83 per basic share (on 20.6 million shares) and $0.81 per fully diluted share (on 20.9 million shares) for the same period in the prior year.

Mr. Faulders concluded by saying, “As we enter 2003, we continue to see increased activity in the wireless sector. This along with our ongoing operational improvements gives me comfort in saying that we clearly expect to see better performance this year than what we experienced in 2002. It is reasonable to expect that our revenue will continue to grow sequentially throughout the year given our growing backlog and good sales momentum. In addition, it is reasonable to expect that the company will return to profitability as revenues increases and margins expand.”

The Company’s 2003 Annual Meeting of Shareholders will be held on Thursday, May 22, 2003 at LCC’s Headquarters in McLean, Virginia and will begin at 10:00 a.m. EST. Shareholders as of March 27, 2002 are eligible to vote at the May 22nd meeting.

The Company will hold a conference call on Tuesday, February 11, 2003 at 8:30 a.m. Eastern to discuss its fourth quarter and year ended December 31, 2002 results. Interested parties can participate either by web cast by visiting the Company’s web site (www.lcc.com) or via telephone. U.S. callers please dial 800/784-9386. Callers outside of the U.S. please dial 706/679-3422. Both numbers will require callers to enter reservation number 8045919.

About LCC

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is distinct in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company’s services, projected growth in markets in which the Company transacts business, forecasts or estimates of revenues, earnings, profitability and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company’s results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company’s services from external factors, the Company’s dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results, lengthy sales cycles, intense competition in the marketplace, and those risk factors described in LCC International, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.

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LCC International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2001	2002	2001	2002

REVENUES	$24,075	$20,027	$130,609	$67,069
COST OF REVENUES	20,035	16,246	103,535	58,429

GROSS PROFIT	4,040	3,781	27,074	8,640

OPERATING (INCOME) EXPENSE:
Sales and marketing	1,692	1,663	7,068	8,095
General and administrative	4,172	5,181	15,978	20,311
Restructuring charge	—	3,492	—	13,522
Gain on sale of tower portfolio and administration, net	(675)	—	(2,998)	(2,000)
Depreciation and amortization	795	827	3,012	2,884

	5,984	11,163	23,060	42,812

OPERATING INCOME (LOSS)	(1,944)	(7,382)	4,014	(34,172)

OTHER INCOME (EXPENSE):
Interest income	395	183	1,899	840
Interest expense	(8)	(20)	(13)	(22)
Other	(76)	1,192	22,113	(3,767)

	311	1,355	23,999	(2,949)

INCOME (LOSS) BEFORE INCOME TAXES	(1,633)	(6,027)	28,013	(37,121)

PROVISION (BENEFIT) FOR INCOME TAXES	(817)	(678)	11,041	(8,451)

NET INCOME (LOSS)	$(816)	$(5,349)	$16,972	$(28,670)

NET INCOME (LOSS) PER SHARE:
Basic	$(0.04)	$(0.26)	$0.83	$(1.37)

Diluted	$(0.04)	$(0.26)	$0.81	$(1.37)

WEIGHTED AVERAGE SHARES USED IN CALCULATION OF NET INCOME (LOSS) PER SHARE:
Basic	20,574	20,912	20,571	20,902

Diluted	20,574	20,912	20,916	20,902

LCC International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,

	2001	2002

		(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$52,658	$37,507
Restricted cash	—	1,308
Short-term investments	484	514
Receivables, net of allowance for doubtful accounts of $2,048 and $3,122 at December 31, 2001 and 2002, respectively:
Trade accounts receivable	26,294	13,165
Unbilled receivables	10,240	12,369
Due from related parties and affiliates	1,073	61
Deferred income taxes, net	2,724	11,359
Prepaid expenses and other current assets	1,607	1,835
Income tax receivable and prepaid taxes	2,632	858

Total current assets	97,712	78,976
Property and equipment, net	5,730	5,010
Investments in affiliates	5,162	—
Deferred income taxes, net	2,038	504
Goodwill and other intangibles	637	11,273
Other assets	952	960

	$112,231	$96,723

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,840	$7,316
Accrued expenses	8,287	10,543
Accrued employee compensation and benefits	10,323	6,272
Deferred revenue	640	41
Income taxes payable	292	882
Restructuring payable current	—	3,937
Other current liabilities	2,196	26

Total current liabilities	25,578	29,017
Restructuring payable	—	5,786
Other liabilities	849	832

Total liabilities	26,427	35,635

Preferred Stock:
10,000 shares authorized; -0- shares issued and outstanding	—	—
Class A common stock; $.01 par value:
70,000 shares authorized; 12,271 shares and 14,632 shares issued and outstanding at December 31, 2001 and 2002, respectively	123	146
Class B common stock; $.01 par value:
20,000 shares authorized; 8,407 shares and 6,319 shares issued and outstanding at December 31, 2001 and 2002, respectively	84	63
Paid-in capital	92,428	94,132
Accumulated deficit	(1,409)	(30,079)
Notes receivable from shareholders	(2,325)	(1,625)

Subtotal	88,901	62,637
Accumulated other comprehensive loss — foreign currency translation adjustments	(3,097)	(1,549)

Total shareholders’ equity	85,804	61,088

	$112,231	$96,723

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LCC International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,

	2001	2002

Cash flows from operating activities:
Net income (loss)	$16,972	$(28,670)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,012	2,884
Provision for doubtful accounts	2,123	4,317
Realized gain on sale of investments and assets	(22,395)	(1,104)
Impairment of assets	—	5,140
Restructuring charge	—	13,522
Gain on sale of tower portfolio	(2,998)	(2,000)
Changes in operating assets and liabilities:
Trade, unbilled, and other receivables	9,358	10,963
Accounts payable and accrued expenses	(8,835)	2,006
Other current assets and liabilities	(5,227)	(8,560)
Other noncurrent assets and liabilities	324	(1,328)

Net cash used in operating activities	(7,666)	(2,830)

Cash flows from investing activities:
Proceeds from sales of short-term investments	42,069	—
Purchases of short-term investments	(22,489)	(30)
Purchases of property and equipment	(3,377)	(2,854)
Proceeds from sale of property and equipment	29	34
Investments in affiliates	(1,755)	—
Proceeds from sale of investments and assets	22,624	—
Business acquisitions	—	(9,021)

Net cash provided by (used in) investing activities	37,101	(11,871)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	518	49
Increase in restricted cash	—	(1,308)
Proceeds from exercise of options	434	109
Repayment of loan to shareholder	—	700

Net cash provided by (used in) financing activities	952	(450)

Net increase (decrease) in cash and cash equivalents	30,387	(15,151)

Cash and cash equivalents at beginning of period	22,271	52,658

Cash and cash equivalents at end of period	$52,658	$37,507

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$13	$22
Income taxes	$14,103	$1,545

Results of Operations

The following table and discussion provide information which management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read in conjunction with the condensed consolidated financial statements and accompanying notes thereto included elsewhere herein.

		Percentage of Revenues

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2001	2002	2001	2002

Revenues	100.0%	100.0%	100.0%	100.0%
Cost of revenues	83.2	81.1	79.3	87.1

Gross profit	16.8	18.9	20.7	12.9

Operating (income) expenses:
Sales and marketing	7.0	8.3	5.4	12.1
General and administrative	17.3	25.9	12.2	30.3
Restructuring charge	0.0	17.4	0.0	20.2
Gain on sale of tower portfolio and administration , net	(2.8)	0.0	(2.3)	(3.0)
Depreciation and amortization	3.3	4.1	2.3	4.3

	24.8	55.7	17.6	63.9

Operating income (loss)	(8.0)	(36.8)	3.1	(51.0)

Other income (expense):
Interest income	1.6	0.9	1.5	1.3
Interest expense	0.0	(0.1)	0.0	0.0
Other	(0.3)	6.0	16.9	(5.6)

	1.3	6.8	18.4	(4.3)

Income (loss) before income taxes	(6.7)	(30.0)	21.5	(55.3)

Provision (benefit) for income taxes	(3.4)	(3.4)	8.5	(12.6)

Net income (loss)	(3.3)%	(26.6)%	13.0%	(42.7)%

Three Months Ended December 31, 2002
Compared to
Three Months Ended December 31, 2001

     Revenues. Revenues for the three months ended December 31, 2002 were $20.0 million compared to $24.1 million for the prior year, a reduction of $4.1 million or 17.0%. This reduction was primarily composed of a decrease in revenues in the Americas region of $10.6 million, offset by an increase in the Europe, Middle East and Africa (“EMEA”) region of $7.5 million. The decrease in revenues in the Americas of $10.6 million reflected the substantial completion of the XM contract together with a general slow down in wireless infrastructure spending and deployment. The increase in revenues in EMEA of $7.5 million was primarily attributable to the acquisition of Transmast Italia in December 2001, Smith Woolley Telecom in January 2002 and Detron in July 2002.

     Cost of Revenues. Cost of revenues for the three months ended December 31, 2002 was $16.2 million compared to $20.0 million for the prior year, a reduction of $3.8 million. This reduction was primarily composed of a decrease in cost of revenues for Americas of $8.9 million and an increase in cost of revenues for EMEA of $5.6 million, reflecting the reasons described above for reduction in revenue. As a percentage of total revenues, cost of revenues for the three months ended December 31, 2002 was 81.1%, compared to 83.2% for the prior year.

     Gross Profit. Gross profit for the three months ended December 31, 2002 was $3.8 million compared to $4.0 million for the prior year, a reduction of $0.2 million. As a percentage of total revenues, gross profit for the three months ended December 31, 2002 was 18.9%, compared to 16.8% for the prior year.

     Sales and Marketing. Sales and marketing expenses for the three months ended December 31, 2002 were $1.7 million, which was the same figure for the prior year. As a percentage of revenues, sales and marketing expenses for the three months ended December 31, 2002 were 8.3%, compared to 7.0% for the prior year, reflecting the relatively fixed nature of the expenses.

     General and Administrative. General and administrative expenses for the three months ended December 31, 2002 were $5.2 million, compared to $4.2 million for the prior year, an increase of $1.0 million. Included in these figures are provisions for bad debts of $0.5 million and $0.1 million, respectively. The increase of $0.6 million for 2002 in general and administrative expenses, excluding bad debt expense, was primarily attributable to the acquisitions described above. As a percentage of revenues, general and administrative expenses excluding bad debts for the three months ended December 31, 2002 were 23.2%, compared to 16.8% for the prior year. The increase in percentage of revenues for the three months ended December 31, 2002 was attributable to the overall reduction in volume, described above under “Revenues”, compared to the relatively fixed nature of these expenses.

     Restructuring Charge. The restructuring charge for the three months ended December 31, 2002 was $3.5 million. There was no comparable charge in the prior year. The charge was an adjustment of the restructuring provisions established in the second quarter relating to the costs of excess office space. This increase in the restructuring provision was the result of continued deterioration in real estate market conditions.

     Depreciation and Amortization. Depreciation and amortization for the three months ended December 31, 2002 was $0.8 million, compared to $0.8 million for the prior year. Reductions in infrastructure depreciation have been offset by increases in amortization of intangible assets of about the same amount.

     Interest Income. Interest income for the three months ended December 31, 2002 was $0.2 million, compared to $0.4 million for the prior year. The reduction of $0.2 million was attributable to the lower average balance of cash deposits combined with further decreases in available yields on short-term investments.

     Other Income and Expense. Other income and expense for the three months ended December 31, 2002 was a net income of $1.2 million, compared to a net expense of $0.1 million for the prior year. The increase of $1.1 million was attributable to the recovery of excess provisions no longer required for operations in Egypt.

     Provision (Benefit) for Income Taxes. The provision (benefit) for income taxes was recorded for the three months ended December 31, 2002 using an effective tax rate of 11.2% compared to 50.0% for the comparable period in 2001. The lower rate for the three months ended December 31, 2002 reflects the adjustment to decrease the effective tax rate used for the full year from 25.0% to 22.8%. The decreased rate reflects an adjustment made to the valuation allowance for deferred tax assets during the three months ended December 31, 2002. The higher tax rate for the three months ended December 31, 2001 reflects the adjustment to decrease the effective tax rate used for the full year from 40.0% to 39.4%.

     Net Income (Loss). The net loss for the three months ended December 31, 2002 was $5.3 million, compared to a net loss of $0.8 million for the prior year. Of the increase in loss of $4.5 million, approximately $2.2 million was attributable to the impact of certain unusual transactions described above, and approximately $2.3 million was attributable to ongoing operations.

Twelve Months Ended December 31, 2002
Compared to
Twelve Months Ended December 31, 2001

     Revenues. Revenues for the twelve months ended December 31, 2002 were $67.1 million compared to $130.6 million for the prior year, a reduction of $63.5 million or 48.6%. This reduction was primarily composed of a decrease in revenues in the Americas region of $72.6 million, offset by an increase in the EMEA region of $11.4 million. Of the decrease in revenues in the Americas of $72.6 million, approximately $53.9 million reflected the substantial completion of the XM contract together with a general slow down in wireless infrastructure spending and deployment. The increase in revenues in EMEA of $11.4 million was primarily attributable to the acquisition of Transmast Italia in December 2001, Smith Woolley Telecom in January 2002 and Detron in July 2002.

     Cost of Revenues. Cost of revenues for the twelve months ended December 31, 2002 was $58.4 million compared to $103.5 million for the prior year, a reduction of $45.1 million. This reduction was primarily composed of a decrease in cost of revenues for Americas of $50.5 million and an increase in cost of revenues for EMEA of $6.8 million, reflecting the reasons described above for reduction in revenue. As a percentage of total revenues, cost of revenues for the twelve months ended December 31, 2002 was 87.1%, compared to 79.3% for the prior year. After adjusting for the completion of the XM contract, cost of revenues for the twelve months ended December 31, 2002 was 86.1%, compared to 85.3% for the prior year.

     Gross Profit. Gross profit for the twelve months ended December 31, 2002 was $8.6 million compared to $27.1 million for the prior year, a reduction of $18.5 million. As a percentage of total revenues, gross profit for the twelve months ended December 31, 2002 was 12.9%, compared to 20.7% for the prior year. After adjusting for the completion of the XM contract, gross profit for the twelve months ended December 31, 2002 was 13.9%, compared to 14.7% for the prior year.

     Sales and Marketing. Sales and marketing expenses for the twelve months ended December 31, 2002 were $8.1 million, compared to $7.1 million for the prior year. The increase of $1.0 million was mostly attributable to the acquisitions in EMEA described above together with increased sales and marketing expenses in the Asia Pacific region. As a percentage of revenues, sales and marketing expenses for the twelve months ended December 31, 2002 were 12.1%, compared to 5.4% for the prior year, reflecting the relatively fixed nature of the expenses.

     General and Administrative. General and administrative expenses for the twelve months ended December 31, 2002 were $20.3 million, compared to $16.0 million for the prior year, an increase of $4.3 million. Included in these figures are provisions for bad debts and net benefits from recoveries of $2.7 million (expense) and $5.4 million (net benefit) respectively.

Excluding the effects of bad debts, general and administrative expenses for the twelve months ended December 31, 2002 were $17.6 million, compared to $21.3 million for the prior year. Of the reduction of $3.7 million, $2.0 million was attributable to real property expenses charged against the restructuring provision and the balance of $1.7 million was attributable to the Company’s continuing efforts to manage the general and administrative expenses in relation to the volume of business.

As a percentage of revenues, general and administrative expenses excluding bad debts for the twelve months ended December 31, 2002 were 26.2%, compared to 16.3% for the prior year. The increase in percentage of revenues for the twelve months ended December 31, 2002 was attributable to the overall reduction in volume, described above under “Revenues”.

     Restructuring Charge. Restructuring charge for the twelve months ended December 31, 2002 was $13.5 million. There was no comparable charge in the prior year. The charge was recorded pursuant to a restructuring plan adopted by the Company, which included a reduction of approximately 140 employees. Of the total charge of $13.5 million, approximately $1.0 million related to employee severance and associated costs, and approximately $12.5 million related to excess office space.

     Gain on Sale of Tower Portfolio and Administration, Net. During February 2000, the Company entered into an agreement for the sale of telecommunication towers that it owned. As part of the sale agreement, the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of a fixed amount on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to the rent commitment, until the space was leased to another tenant or otherwise satisfied. For the twelve months ended December 31, 2002, the Company recognized $2.0 million of this previously deferred gain, compared to $3.0 million for the prior year.

     Depreciation and Amortization. Depreciation and amortization for the twelve months ended December 31, 2002 was $2.9 million, compared to $3.0 million for the prior year. Reductions in infrastructure depreciation of about $0.9 million have been offset by increases in amortization of intangible assets of about the same amount.

     Interest Income. Interest income for the twelve months ended December 31, 2002 was $0.8 million, compared to $1.9 million for the prior year. The reduction of $1.1 million was attributable to the lower average balance of cash deposits combined with further decreases in available yields on short-term investments.

     Other Income and Expense. Other income and expense for the twelve months ended December 31, 2002 was a net expense of $3.8 million, compared to a net income of $22.1 million for the prior year. The net expense of $3.8 million for 2002 was composed of an impairment charge of $5.1 million and other income of $1.3 million. The impairment charge related to the entire investment the Company made in two separate companies, Plan + Design Netcare AG ($4.6 million) and Mobilocity, Inc. ($0.5 million). Both firms entered into statutory or voluntary liquidation plans during 2002 and in both cases, no proceeds are anticipated to be returned to the shareholders. Of the other income of $1.3 million in 2002, approximately $1.1 million was attributable to the recovery of excess provisions no longer required for operations in Egypt. The net income of $22.1 million for 2001 was largely related to the gains from the sale of the Company’s investments and assets held in Nextwave ($21.4 million) and Tecnosistemi ($1.0 million).

     Provision (Benefit) for Income Taxes. The provision for income taxes was recorded for the twelve months ended December 31, 2002 using an effective income tax rate of 22.8% compared to 39.4% for the comparative period in 2001. The lower rate reflects an adjustment to deferred tax assets, domestic losses and increased foreign taxes.

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     Net Income (Loss). Net loss for the twelve months ended December 31, 2002 was $28.7 million, compared to a net income of $17.0 million for the prior year. Of the increase in loss of $45.7million, approximately $34.2 million was attributable to the impact of certain unusual transactions described above, and approximately $11.5 million was attributable to ongoing operations.